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                                                                     Exhibit 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                                        May 14, 1999

RealNetworks, Inc.
1111 Third Avenue, Suite 2900
Seattle, Washington 98101

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about May 17, 1999 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 4,600,000 shares of Common Stock (the "Shares"), 475,000 of which are presently issued and outstanding and will be sold by certain selling shareholders (the "Selling Shareholders").

     We assume that the Shares are to be sold as described in the Registration Statement. As your counsel in connection with this transaction, we have examined the proceedings taken and proposed to the taken in connection with said sale of the Shares.

     It is our opinion that the 475,000 Shares to be sold by the Selling Shareholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable and that the 4,125,000 Shares (including 600,000 Shares subject to the underwriters' over-allotment option) that may be issued and sold by you, when issued and sold in accordance in the manner referred to in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectuses constituting a part thereof, and any amendment thereto.

                                     Very truly yours,

                                     WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ Wilson Sonsini Goodrich & Rosati, P.C.